Exhibit 99.1

DISH Network Places Offering of $5,250,000,000 in Senior Secured Notes

ENGLEWOOD, Colo.— November 9, 2021— DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that its subsidiary, DISH DBS Corporation (“DISH DBS”), priced an offering of $2,750,000,000 aggregate principal amount of its 5.25% Senior Secured Notes due 2026 (the “2026 Notes”) and $2,500,000,000 aggregate principal amount of its 5.75% Senior Secured Notes due 2028 (the “2028 Notes” and, together with the 2026 Notes, the “Notes”). The 2026 Notes will be issued at an issue price of 100% of the principal amount and the 2028 Notes will be issued at an issue price of 100% of the principal amount. The net proceeds of the offering are intended to be used to make an intercompany loan to DISH Network in order to finance the potential purchase of wireless spectrum licenses and for general corporate purposes, including the buildout of wireless infrastructure. The intercompany loan will be secured by (i) the cash proceeds of the loan and (ii) an interest in any wireless spectrum licenses acquired using such proceeds. In certain cases, DISH Network wireless spectrum licenses (valued based upon a third-party valuation) may be substituted for the collateral. The intercompany loan will not be included as collateral for the Notes, and the Notes will be subordinated to DISH DBS’s existing and certain future unsecured notes with respect to certain realizations under the intercompany loan and any collateral pledged as security for the intercompany loan.

The offering is expected to close on November 26, 2021 subject to customary conditions.

The Notes will only be offered and sold to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in accordance with Regulation S under the Securities Act. The Notes being offered have not been registered under the Securities Act or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes; nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s and DISH DBS’ Disclosure Regarding Forward-Looking Statements included in their recent filings with the Securities and Exchange Commission, including their annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network and DISH DBS expressly disclaim any obligation to update these forward-looking statements.